For Immediate Release

April 27, 2012

First Century Bankshares, Inc.

Reports 2012 First Quarter Earnings

and Declares First Quarter Dividend

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS), announced earnings of $699,000 for the three-month period ending March 31, 2012. This represents a decrease of approximately 7.3% from the $754,000 earned during the same period in 2011. On a per share basis, net income decreased to $0.37 per diluted share for the three-month period ended March 31, 2012, compared to $0.40 per diluted share for the same period in 2011.

On April 24, 2012, the Board of Directors declared the first quarter dividend to shareholders. The Board declared a dividend in the amount of $0.16 per common share. This is an increase of 6.67% in the regular dividend which had been $0.15 per common share. The dividend is payable to shareholders of record May 8, 2012, and is expected to be paid on or about May 18, 2012.

Net interest income, for the three-month period ended March 31, 2012 was $3,202,000, a decrease of $137,000, or 4.1%, as compared to $3,339,000 for the first quarter of 2011. This decrease was primarily the result of reduced interest income in excess of the reductions seen in interest expense due to lower loan demand resulting in a reduction in total loans, and the impact of an extended lower interest rate environment on the short term nature of the Company's balance sheet. Net interest income to average total assets for the three months ended March 31, 2012 and 2011 was 3.02% and 3.15%, respectively.

Noninterest income was $1,329,000 for the three-month period ended March 31, 2012 and represented a decrease of $166,000, or 11.1%, compared to $1,495,000 for the same period in 2011. Decreases occurred in fiduciary fees, which had a major estate settlement fee recorded in the first quarter of 2011; and service charges on deposit accounts, primarily due to lower overdraft fee income.

Noninterest expense of $3,221,000 for the quarter ended March 31, 2012 represented a decrease of $421,000, or 11.6%, from $3,642,000 for the same period in 2011. Personnel expense decreased $134,000, or 8.4%, due to lower pension expense as a result of the Company's freeze of benefits in the plan at the end of 2011. FDIC assessment expense was lower by $112,000, or 74.8%. There were also reductions in consulting fees and regulatory examination assessments as we completed the conversion of our national bank charter to a state bank charter. We continue to experience significant costs related to nonperforming loan collection efforts as many of these borrowers have sought protection in bankruptcy and legal fees remain high as we pursue recovery.

The provision for loan losses was $364,000 for the three months ended March 31, 2012. This was an increase of $285,000, or 360.8%, compared to the provision of $79,000 for the same period in 2011. The additional provision reflects charge-offs incurred in our ongoing efforts to reduce the amount of nonperforming loans.

Earnings through March 31, 2012 and March 31, 2011, reflect an annualized return on average assets (ROAA) of 0.66% and 0.71%, respectively. Also, these earnings reflect an annualized return on average equity (ROAE) of 6.82% and 7.50% for the periods ending March 31, 2012 and 2011, respectively.

Total assets at March 31, 2012 were $424,629,000 as compared to $417,820,000 at December 31, 2011, or an increase of $6,809,000, or 1.6%. The loan portfolio decreased 1.9% during this period to $243,595,000 at March 31, 2012, from $248,367,000 at December 31, 2011, reflecting the minimal loan demand experienced during the quarter. The investment portfolio increased approximately $6,505,000, or 7.0%, during this same period, utilizing excess liquidity.

Total deposits increased by $4,033,000 to $356,682,000 at March 31, 2012 from $352,649,000 at December 31, 2011. Noninterest-bearing deposits increased by $3,691,000, or 6.4%, reflecting normal commercial customer activity. Interest-bearing deposits were essentially unchanged during this same period.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, were $17,116,000 at March 31, 2012, and $17,266,000 at December 31, 2011. As a percentage of total assets, nonperforming assets decreased from 4.1% at December 31, 2011 to 4.0% at March 31, 2012. The allowance for loan losses as a percentage of total loans increased from 1.97% at December 31, 2011, to 2.01% at March 31, 2012.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, Inc., headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release may contain certain forward-looking statements (as defined in the Private Securities Litigation Act of 1995), including certain plans, expectations, goals and projections, which are inherently subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including but not limited to: the nature and extent of governmental actions and reforms; continued monetary policy actions compressing market interest rates; rapid movements in interest rates; the rapid pace of new accounting and regulatory changes; changes in economic conditions which may affect our primary market area; continued volatility in national and local real estate values; competitive pressures on product pricing and services; success and timing of business strategies; success and timing of loan workout strategies; continuing consolidation on the financial services industry; rapidly changing technology; and evolving financial industry standards. First Century undertakes no obligation to revise these statements following the date of this press release.

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